Exhibit 99.1

Finish Line Declares Quarterly Cash Dividend

INDIANAPOLIS, Oct. 21, 2010 – The Board of Directors of The Finish Line, Inc.
(NASDAQ: FINL) today announced that it has declared a quarterly cash dividend of $0.04 per share of outstanding Class A and Class B common stock. The quarterly cash dividend will be payable December 13, 2010 to shareholders of record as of November 26, 2010.

About Finish Line
Finish Line is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, Finish Line operates 667 stores in malls across the United States. More than
11,000 Finish Line sneakerologists help customers each day connect with their sport, their life and their style. Online and mobile shopping is available at finishline.com.